Exhibit 99.1

NEWS

For Release December 6, 2005 at 7:45 a.m. EST:

WJ Communications Raises Fourth Quarter Revenue Guidance

December 6, 2005 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced it has raised its revenue guidance for the fourth quarter ending December 31, 2005. The Company now expects revenue for the fourth quarter to be between $10.0 million and $10.5 million which would represent sequential growth of approximately 23% to 30% substantially higher than the previously given range of $8.5 million to $8.9 million.

“We are pleased to raise our fourth quarter revenue guidance as a result of stronger than expected demand for our leading products,” said Bruce Diamond, Chief Executive Officer and President of WJ Communications.  “We are seeing strength from our wireless infrastructure business driven by increased 3G build and continued growth in Asia.  Our RFID shipments have also been better than expected with increasing orders from leading systems integrators focused on implementing RFID solutions.  Moving forward we feel we are well positioned to continue to capitalize on the growth markets we are targeting.”

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a

401 River Oaks Parkway, San Jose, CA 95134	Phone: 800-WJ1-4401	Fax: 408-577-6621

number of factors, including, but not limited to, the actual success of deploying 3G in 2005, the actual future success in building relationships with major OEMs from RFID business in 2005, our actual future performance in wireless infrastructure for 2005, actual revenue performance in the fourth quarter of 2005, the risk factors contained in the Company’s Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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WJ Communications Contact:		Investor Relations Contacts:

Bruce Diamond	or	Chris Danne, Rakesh Mehta
President and CEO		The Blueshirt Group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com